UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 5, 2020

ACTIVISION BLIZZARD, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15839	95-4803544
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Ocean Park Boulevard, Santa Monica, CA	90405
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (310) 255-2000

(Former Name or Former Address, if Changed Since Last Report)

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $.000001 per share	ATVI	The Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 5, 2020, the Board of Directors of Activision Blizzard, Inc. (the “Company”) appointed Daniel Alegre as its President and Chief Operating Officer, effective April 7, 2020. Mr. Alegre will assume the title and duties of Collister Johnson, the Company’s current President and Chief Operating Officer, whose employment will continue until June 30, 2020, when the term of his employment under his employment agreement ends.

Mr. Alegre, 51, served as President, Retail and Shopping for Google, Inc., a multinational technology company, from August 2017 until March 2020. From 2004 to August 2017, Mr. Alegre held various other roles at Google, including President, Global Partnerships and Alliances, President, Japan and Asia Pacific, overseeing all business operations in the region, and Vice President of Google’s Latin American Sales and Asia Pacific Business Development. Prior to joining Google, Mr. Alegre, who is originally from Mexico, served as Vice President of Business Development for e-commerce at Bertelsmann AG, a German multinational mass media corporation, spearheading partnerships and acquisitions, and as Vice President of BMG Music, a subsidiary of Bertelsmann, in Latin America. Mr. Alegre holds a B.A. degree from Princeton University’s Woodrow Wilson School and both an M.B.A degree and J.D. degree from Harvard University.

There are no family relationships between Mr. Alegre and any director or executive officer of the Company. Mr. Alegre has not engaged in any related person transaction (as defined in Item 404(a) of Regulation S-K) with the Company.

Mr. Alegre’s term of employment under his agreement begins on April 7, 2020 and continues through March 31, 2022 (subject to the Company’s right to extend for an additional year). The agreement provides for: a minimum annual base salary of $1,350,000; eligibility to receive annual discretionary bonuses targeted at 100% of base salary; eligibility to receive an additional bonus of up to 100% of base salary for any year in which earnings per share growth equals or exceeds 20% of the higher of the previous year’s approved annual operating plan goal and actual results (and eligibility to receive a portion of that additional bonus if such earnings per share growth is at least 10%); participation in other benefits generally available to executives; a Company-paid supplemental life insurance policy for each of Mr. Alegre and his wife, in each case with a face amount of $5 million; and a one-time payment of $2.5 million as a long-term contract inducement, the entire amount of which is subject to “clawback” if Mr. Alegre leaves the Company’s employment in certain situations prior to the first anniversary of his start date and half of which is subject to “clawback” if Mr. Alegre leaves the Company’s employment in those situations prior to the second anniversary of his start date (but after the first anniversary of this start date).

Mr. Alegre will initially be granted equity consisting of: (1) stock options ($5.0 million grant value), one-third of which will vest on March 30, 2022, if a certain level of the operating income objective for the Company set forth in its annual operating plan for 2020 is achieved, one-third of which will vest on March 30, 2022, if a certain level of the operating income objective for the Company set forth in its annual operating plan for 2021 is achieved, and one-third of which will vest on March 30, 2023, if a certain level of the operating income objective for the Company set forth in its annual operating plan for 2022 is achieved; (2) performance-vesting restricted share units ($7.0 million grant value at target, 250% of target at maximum performance), one-third of which will vest on each of March 30, 2021, 2022 and 2023, in each case based upon the level of achievement of the operating income objective for the Company set forth in its annual operating plan for the prior year; (3) performance-vesting restricted share units ($4.0 million grant value at target, 200% of target at maximum performance), one-third of which will vest on each of March 30, 2021, 2022 and 2023, in each case based upon the level of achievement of the earnings per share objective for the Company set forth in its annual operating plan for the prior year; (4) performance-vesting restricted share units ($2.0 million grant value at target, 150% of performance at maximum performance), one-half of which will vest on each of March 30, 2022 and 2023, in each case by reference to the difference between our cumulative total shareholder return and the rate of return of the S&P Total Return Index for a specified period; and (5) performance-vesting restricted share units ($3.0 million grant value at target), which will vest on January 15, 2021 subject to the satisfaction of strategic objectives to be established by the Company’s Chief Executive Officer. Mr. Alegre is also eligible to receive: (1) additional annual grants of performance-vesting restricted share units with vesting based on year-over-year earnings per share growth compared to the higher of the previous year’s approved annual operating plan goal and actual results of at least 10% and target performance of 20% growth, with a target value of $2.5 million per year; and (2) additional annual grants of performance-vesting restricted share units with vesting based on the level of achievement of the operating income objective set forth in the Company’s three-year long-range strategic plans, with a target value of $3.0 million per year.

If the agreement is terminated by reason of Mr. Alegre’s death, his heirs or estate will be entitled to receive, in addition to any amounts earned or accrued but unpaid, a lump sum payment of two times his base salary, and any vested options will generally remain exercisable for one year after his death. If the agreement is terminated by the Company without “cause”, by Mr. Alegre due to the relocation of his principal place of business without his consent, or as a result of his disability, he is entitled to receive, in addition to any amounts earned or accrued but unpaid, salary continuation through the expiration date of the agreement, a pro rata annual bonus with respect to the current year and, in the case of his termination due to disability, any vested options will generally remain exercisable for one year after such termination. In addition, if (1) the agreement is terminated for any of the above-referenced reasons after the end of 2020 or 2021 (but, in either case, before March 30, 2022) or after the end of 2022 (but before March 30, 2023), and (2) the Company’s operating income for the applicable year (i.e., 2020, 2021 and/or 2022) is at least 90% of the objective for the Company set forth in its annual operating plan, then Mr. Alegre (or his heirs or estate) will receive an additional severance payment of $1,666,667 (which amounts are cumulative to the extent the conditions apply, so that a termination prior to March 30, 2022 could result in a payment of $3,333,334). Further, if the agreement is terminated for any of the above-referenced reasons and such termination occurs after the completion of a performance period for any tranche of his initial grant of equity awards for which the applicable performance objective has been achieved but prior to the vesting date for such tranche, then an amount calculated in accordance with the agreement will be paid by the Company in consideration of the termination of the performance award prior to its vesting.

Certain payments contemplated by the agreement that would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code are subject to reduction.

A copy of Mr. Alegre’s employment agreement is attached as an exhibit hereto and is incorporated herein by reference.  The description of the agreement provided above does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits

10.1	Employment Agreement, dated March 9, 2020, between Activision Blizzard, Inc. and Daniel Alegre.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 11, 2020

ACTIVISION BLIZZARD, INC.

By:	/s/ Chris B. Walther
Chris B. Walther
Chief Legal Officer